EXHIBIT 99.1

First Mid Bancshares, Inc. Announces Third Quarter 2021 Results

MATTOON, Ill., Oct. 28, 2021 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter and year-to-date period ended September 30, 2021.

Highlights

  Net income of $18.3 million, or $1.01 diluted EPS
  Adjusted net income (non-GAAP) of $19.7 million, or $1.08 diluted EPS
  Solid organic loan growth of 1.3% for the quarter, excluding acquired and Paycheck Protection Program loans
  Completed the integration of a St. Louis based commercial lending team including a portfolio of loans of approximately $208.0 million and deposits of approximately $215.1 million

“We are pleased to report another strong quarter of financial results, which represented a new record high in quarterly earnings,” said Joe Dively, Chairman and Chief Executive Officer. “The quarter included net organic loan growth for the first time this year and the fourth quarter pipeline looks to be solid. Both the former Providence and the new St. Louis based commercial lending teams are fully integrated and off to a great start in supporting our customers and communities.”

“With respect to the pending acquisition of Delta Bancshares Company (“Delta”), which we announced on July 29, 2021, we have continued to work with the team on preparing for a smooth transition and are excited about the opportunities and additional services the combined entity can provide to Delta’s customers and the broader St. Louis community,” Dively concluded.

Net Interest Income

Net interest income for the third quarter of 2021 increased by $2.7 million, or 6.4% compared to the second quarter of 2021. Interest income increased by $2.6 million and interest expense decreased $0.1 million from the previous quarter. PPP fee income totaled $5.1 million, an increase of $3.1 million from the prior quarter, which was partially offset by a decline in accretion income. The third quarter included $1.6 million of accretion income compared to $2.8 million in the second quarter. As of September 30, 2021, the Company had $2.0 million of deferred fee income on PPP loans remaining.

In comparison to the third quarter of 2020, net interest income increased $13.0 million, or 39.9%. The increase was primarily the result of the acquisition of Providence Bank in the first quarter of 2021, the additional income from the PPP, and the active management to lower funding costs.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.38% for the third quarter of 2021, which was an increase of 16 basis points compared to the prior quarter. Earning asset yields increased 15 basis points, while the average cost of funds declined by one basis point.

In comparison to the third quarter of last year, the net interest margin increased 21 basis points with earning asset yields higher by 11 basis points and average cost of funds lower by 10 basis points.   The increase in rates on earning assets was primarily driven by higher accretion and PPP fee income. The decrease in average cost of funds was mostly the result of not replacing higher cost funds as they have matured and lower rates on certain products.

Loan Portfolio

Total loans ended the quarter at $3.95 billion, representing an increase of $151.5 million compared to the prior quarter. PPP loans decreased by $105.7 million, and the St. Louis loan acquisition added $208.0 million during the quarter. Excluding these changes, loans increased $49.2 million in the quarter, or 1.3%. The Company had $59.4 million of PPP loans outstanding on September 30, 2021. Loan growth in the quarter was dispersed broadly in both industry and geographically.

Asset Quality

The Company’s asset quality measures continued to be in a very strong position.   At quarter end, the ratio of non-performing loans to total loans was 0.70%, and the allowance for credit losses (“ACL”) to non-performing loans was 195%.   Nonperforming loans and nonperforming assets decreased in the quarter. The ratio of nonperforming assets to total assets was 0.55% at quarter end. Net charge-offs were $1.7 million during the third quarter, primarily from one loan where the reserve had already been accounted for. Special mention loans decreased $20.7 million to $76.2 million and substandard loans decreased $4.4 million to $51.1 million.

Provision expense for the quarter was $1.1 million compared to $3.9 million in the same quarter last year. As of September 30, 2021, the ACL, excluding $59.4 million of PPP loans, was 1.39% of total loans.

Deposits

Total deposits ended the quarter at $4.99 billion, which represented an increase of $249.2 million from the prior quarter. Excluding the acquired deposits of $215.1 million, deposits increased $34.1 million in the quarter. The Company’s average rate on cost of funds was 0.29% for the quarter compared to 0.30% in the prior quarter and 0.39% in the third quarter of 2020. The Company continues to reprice CDs lower and let wholesale funding sources mature without replacement.

Noninterest Income

Noninterest income for the third quarter of 2021 was $16.4 million compared to $18.3 million in the second quarter of 2021.   The decrease was primarily due to the seasonality of insurance business and farmland sales. While these businesses have seasonality throughout the year, they provide significant diversification and stable revenue and cash flow streams for the Company.

In comparison to the third quarter of last year, noninterest income increased $2.8 million, or 20.5%. Combined, insurance and wealth management business lines increased 20.4% over the same period last year, partially due to the previously announced acquisitions within these lines of business. The other fee income services increased 20.6% compared to the third quarter of last year, partially due to the addition of Providence.

Noninterest Expenses

Noninterest expense for the third quarter totaled $36.3 million compared to $46.0 million in the second quarter. The current quarter included $0.4 million of acquisition and integration related costs and $1.3 million in branch optimization costs. Combined, these expenses were down by $5.4 million compared to the prior quarter. In addition, the third quarter represents the first full quarter of run-rate cost savings from the Providence integration. The third quarter is also lower, partially due to the seasonality in the wealth management farm business and in insurance.

In comparison to the third quarter of 2020, noninterest expenses increased $9.4 million. The increase was primarily due to the addition of Providence, growth in the insurance and wealth management businesses, and branch optimization costs.

The Company’s efficiency ratio, as adjusted in the non-GAAP reconciliation table herein, for the third quarter 2021 was 52.7% compared to 59.9% in the prior quarter and 54.7% for the same period last year.

Regulatory Capital Levels and Dividend

The Company’s capital levels remained strong and comfortably above the “well capitalized” levels. Capital levels ended the period as follows:

Total capital to risk-weighted assets	15.86%
Tier 1 capital to risk-weighted assets	12.52%
Common equity tier 1 capital to risk-weighted assets	12.06%
Leverage ratio	9.04%

The Company’s Board of Directors approved its next quarterly dividend in the amount of $0.22 payable on December 1, 2021 for shareholders of record on November 17, 2021.

About First Mid: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, Inc., and First Mid Wealth Management Co. First Mid is a $6.0 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois, Missouri, and Texas, and a loan production office in the greater Indianapolis area. Together, our First Mid team takes great pride in providing solutions and services to the customers and communities and has done so over the last 156 years. More information about the Company is available on our website at www.firstmid.com.

Non-GAAP Measures: In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance. Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported. These non-GAAP financial measures are detailed as supplemental tables and include “Adjusted Net Income,” “Adjusted Diluted EPS,” “Efficiency Ratio,” “Net Interest Margin, tax equivalent,” and “Tangible Book Value per Common Share”. While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP. These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements
This document may contain certain forward-looking statements about First Mid and Delta Bancshares Company (“Delta”), such as discussions of First Mid’s and Delta’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses, and planned schedules. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and Delta, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between First Mid and Delta will not be realized or will not be realized within the expected time period; the risk that integration of the operations of Delta with First Mid will be materially delayed or will be more costly or difficult than expected; the inability to complete the proposed transactions due to the failure to satisfy conditions to completion of the proposed transactions, including failure to obtain the required regulatory, shareholder and other approvals; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the proposed transactions on customer relationships and operating results; the possibility that the proposed transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of First Mid and Delta; legislative and/or regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s and Delta’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid and Delta; accounting principles, policies and guidelines; the severity, magnitude and duration of the COVID-19 pandemic, the direct and indirect impact of such pandemic, including responses to the pandemic by the U.S., state and local governments, customers' businesses, the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect First Mid’s and Delta’s liquidity and capital positions, impair the ability of First Mid’s and Delta’s borrowers to repay outstanding loans, impair collateral values, and further increase the allowance for credit losses, and the impact of the COVID-19 pandemic on First Mid’s and Delta’s financial results, including possible lost revenue and increased expenses (including cost of capital), as well as possible goodwill impairment charges. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Important Information about the Merger and Additional Information
First Mid filed a registration statement on Form S-4 with the SEC on September 17, 2021, which, as amended, was declared effective on October 5, 2021, in connection with the proposed transaction. The registration statement includes a proxy statement of Delta that also constitutes a prospectus of First Mid. Investors in Delta are urged to read the proxy statement/prospectus, which will contain important information, including detailed risk factors. The proxy statement/prospectus and other documents which will be filed by First Mid with the SEC will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to First Mid Bancshares, P.O. Box 499, Mattoon, IL 61938, Attention: Investor Relations; or to Delta Bancshares Company, 2301 Market Street, Saint Louis, MO 63103, Attention: John Dulle, Executive Vice President. The definitive proxy statement/prospectus was first mailed to the shareholders of Delta on or about October 8, 2021.

Participants in the Solicitation
First Mid and Delta, and certain of their respective directors, executive officers and other members of management and employees, are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of First Mid is set forth in the proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 19, 2021. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the proxy statement/prospectus for such proposed transactions.

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

Matt Smith
Chief Financial Officer
217-258-1528
msmith@firstmid.com

– Tables Follow –

FIRST MID BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)
	As of

	September 30,	December 31,	September 30,
	2021	2020	2020

Assets
Cash and cash equivalents	$345,206	$417,281	$232,385
Investment securities	1,357,035	887,169	750,122
Loans (including loans held for sale)	3,947,769	3,138,419	3,236,247
Less allowance for credit losses	(53,983)	(41,910)	(41,915)
Net loans	3,893,786	3,096,509	3,194,332
Premises and equipment, net	81,823	58,206	59,356
Goodwill and intangibles, net	142,656	128,120	129,287
Bank owned life insurance	131,547	68,955	68,519
Other assets	91,306	70,108	75,127
Total assets	$6,043,359	$4,726,348	$4,509,128

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$1,242,950	$936,926	$837,602
Interest bearing	3,745,612	2,755,858	2,782,234
Total deposits	4,988,562	3,692,784	3,619,836
Repurchase agreement with customers	149,891	206,937	170,345
Other borrowings	112,641	93,969	93,954
Junior subordinated debentures	19,153	19,027	18,985
Subordinated debt	94,363	94,253
Other liabilities	51,524	51,150	44,999
Total liabilities	5,416,134	4,158,120	3,948,119

Total stockholders' equity	627,225	568,228	561,009
Total liabilities and stockholders' equity	$6,043,359	$4,726,348	$4,509,128

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Interest income:
Interest and fees on loans	$43,292	$32,151	$119,973	$93,560
Interest on investment securities	5,835	4,074	16,416	12,740
Interest on federal funds sold & other deposits	136	70	325	271
Total interest income	49,263	36,295	136,714	106,571
Interest expense:
Interest on deposits	2,234	3,168	6,980	10,134
Interest on securities sold under agreements to repurchase	52	68	179	420
Interest on other borrowings	359	395	1,178	1,506
Interest on jr. subordinated debentures	137	147	416	539
Interest on subordinated debt	985	-	2,954	-
Total interest expense	3,767	3,778	11,707	12,599
Net interest income	45,496	32,517	125,007	93,972
Provision for loan losses	1,103	3,883	12,679	15,500
Net interest income after provision for loan	44,393	28,634	112,328	78,472
Non-interest income:
Wealth management revenues	4,204	3,468	14,146	10,921
Insurance commissions	3,932	3,291	14,777	14,000
Service charges	1,838	1,446	4,741	4,335
Securities gains, net	11	95	88	913
Mortgage banking revenues	1,477	1,661	4,577	3,205
ATM/debit card revenue	3,060	2,367	8,900	6,593
Other	1,837	1,250	5,163	4,006
Total non-interest income	16,359	13,578	52,392	43,973
Non-interest expense:
Salaries and employee benefits	21,092	15,346	69,487	47,301
Net occupancy and equipment expense	5,382	4,363	15,834	12,746
Net other real estate owned (income) expense	1,507	110	3,551	62
FDIC insurance	268	469	1,198	851
Amortization of intangible assets	1,414	1,277	3,929	3,862
Stationary and supplies	299	262	850	805
Legal and professional expense	1,878	1,320	4,919	4,207
Marketing and donations	679	387	1,688	1,182
Other	3,802	3,393	18,478	9,740
Total non-interest expense	36,321	26,927	119,934	80,756
Income before income taxes	24,431	15,285	44,786	41,689
Income taxes	6,105	3,720	10,130	9,988
Net income	$18,326	$11,565	$34,656	$31,701

Per Share Information
Basic earnings per common share	$1.01	$0.69	$1.94	$1.90
Diluted earnings per common share	1.01	0.69	1.94	1.89

Weighted average shares outstanding	18,083,126	16,728,191	17,819,619	16,710,485
Diluted weighted average shares outstanding	18,136,146	16,775,099	17,872,639	16,757,393

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Interest income:
Interest and fees on loans	$43,292	$40,795	$35,886	$33,254	$32,151
Interest on investment securities	5,835	5,739	4,842	4,226	4,074
Interest on federal funds sold & other deposits	136	101	88	90	70
Total interest income	49,263	46,635	40,816	37,570	36,295
Interest expense:
Interest on deposits	2,234	2,262	2,484	2,617	3,168
Interest on securities sold under agreements to repurchase	52	57	70	68	68
Interest on other borrowings	359	445	374	371	395
Interest on jr. subordinated debentures	137	139	140	143	147
Interest on subordinated debt	985	985	984	931	-
Total interest expense	3,767	3,888	4,052	4,130	3,778
Net interest income	45,496	42,747	36,764	33,440	32,517
Provision for loan losses	1,103	(560)	12,136	603	3,883
Net interest income after provision for loan	44,393	43,307	24,628	32,837	28,634
Non-interest income:
Wealth management revenues	4,204	5,016	4,926	5,232	3,468
Insurance commissions	3,932	4,988	5,857	3,477	3,291
Service charges	1,838	1,539	1,364	1,527	1,446
Securities gains, net	11	73	4	193	95
Mortgage banking revenues	1,477	1,691	1,409	1,870	1,661
ATM/debit card revenue	3,060	3,141	2,699	2,369	2,367
Other	1,837	1,836	1,490	879	1,250
Total non-interest income	16,359	18,284	17,749	15,547	13,578
Non-interest expense:
Salaries and employee benefits	21,092	24,908	23,487	19,151	15,346
Net occupancy and equipment expense	5,382	5,482	4,970	3,962	4,363
Net other real estate owned (income) expense	1,507	1,966	78	(20)	110
FDIC insurance	268	478	452	458	469
Amortization of intangible assets	1,414	1,295	1,220	1,200	1,277
Stationary and supplies	299	235	316	275	262
Legal and professional expense	1,878	1,639	1,402	1,220	1,320
Marketing and donations	679	507	502	434	387
Other	3,802	9,503	5,173	3,651	3,393
Total non-interest expense	36,321	46,013	37,600	30,331	26,927
Income before income taxes	24,431	15,578	4,777	18,053	15,285
Income taxes	6,105	3,357	668	4,484	3,720
Net income	$18,326	$12,221	$4,109	$13,569	$11,565

Per Share Information
Basic earnings per common share	$1.01	$0.68	$0.24	$0.81	$0.69
Diluted earnings per common share	1.01	0.68	0.24	0.81	0.69

Weighted average shares outstanding	18,083,126	18,067,190	17,299,927	16,735,926	16,728,191
Diluted weighted average shares outstanding	18,136,146	18,120,210	17,352,947	16,779,129	16,775,099

FIRST MID BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)
	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020

Loan Portfolio
Construction and land development	$180,061	$141,568	$165,376	$122,479	$167,515
Farm real estate loans	278,788	277,362	269,652	254,341	256,230
1-4 Family residential properties	412,565	394,902	412,470	325,762	339,172
Multifamily residential properties	306,911	274,910	297,984	189,632	139,255
Commercial real estate	1,583,255	1,480,198	1,402,885	1,174,300	1,177,571
Loans secured by real estate	2,761,580	2,568,940	2,548,367	2,066,514	2,079,743
Agricultural operating loans	126,534	123,101	121,070	137,352	141,074
Commercial and industrial loans	835,860	864,554	1,017,400	738,313	807,668
Consumer loans	80,064	84,541	91,705	78,002	80,348
All other loans	143,731	155,168	164,557	118,238	127,414
Total loans	3,947,769	3,796,304	3,943,099	3,138,419	3,236,247

Deposit Portfolio
Non-interest bearing demand deposits	$1,242,950	$1,157,009	$1,185,181	$936,926	$837,602
Interest bearing demand deposits	1,416,361	1,418,717	1,268,882	1,031,183	1,053,691
Savings deposits	612,404	598,232	668,098	499,427	485,241
Money Market	1,075,852	842,771	803,946	748,179	736,262
Time deposits	640,995	722,593	811,586	477,069	507,040
Total deposits	4,988,562	4,739,322	4,737,693	3,692,784	3,619,836

Asset Quality
Non-performing loans	$27,723	$30,410	$31,984	$28,123	$22,439
Non-performing assets	33,359	37,648	45,323	30,616	24,712
Net charge-offs	1,717	261	702	608	349
Allowance for credit losses to non-performing loans	194.72%	179.54%	173.27%	149.02%	186.80%
Allowance for credit losses to total loans outstanding	1.39%[1]	1.50%[1]	1.50%[1]	1.41%[1]	1.41%[1]
Nonperforming loans to total loans	0.70%	0.80%	0.81%	0.90%	0.69%
Nonperforming assets to total assets	0.55%	0.65%	0.78%	0.65%	0.55%

Common Share Data
Common shares outstanding	18,083,126	18,078,474	18,042,256	16,741,208	16,731,684
Book value per common share	$34.69	$34.08	$33.36	$33.94	$33.53
Tangible book value per common share (2)	26.80	26.33	25.68	26.29	25.80
Market price of stock	41.06	40.51	43.93	33.66	24.95

Key Performance Ratios and Metrics
End of period earning assets	$5,542,199	$5,269,882	$5,374,848	$4,367,717	$4,130,186
Average earning assets	5,396,239	5,380,411	4,769,975	4,238,388	4,113,846
Average rate on average earning assets (tax equivalent)	3.67%	3.52%	3.52%	3.58%	3.56%
Average rate on cost of funds	0.29%	0.30%	0.36%	0.41%	0.39%
Net interest margin (tax equivalent) (2)	3.38%	3.22%	3.16%	3.17%	3.17%
Return on average assets	1.25%	0.84%	0.32%	1.18%	1.03%
Return on average common equity	11.67%	8.00%	2.78%	9.66%	8.31%
Efficiency ratio (tax equivalent) (2)	52.73%	59.91%	61.20%	58.27%	54.66%
Full-time equivalent employees	960	960	983	824	816

[1] Excludes Paycheck Protection Program loans.
[2] Non-GAAP financial measure. Refer to reconciliation to the comparable GAAP measure.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(In thousands, unaudited)
	For the Quarter Ended September 30, 2021
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	$277,844	$122	0.17%
Federal funds sold	1,341	-	0.00%
Certificates of deposits investments	2,453	13	2.10%
Investment Securities:
Taxable (total less municipals)	976,817	3,961	1.62%
Tax-exempt (Municipals)	312,796	2,373	3.03%
Loans (net of unearned income)	3,824,988	43,463	4.51%

Total interest earning assets	5,396,239	49,932	3.67%

NONEARNING ASSETS
Cash and due from banks	100,475
Premises and equipment	82,057
Other nonearning assets	344,014
Allowance for loan losses	(55,373)

Total assets	$5,867,412

INTEREST BEARING LIABILITIES
Demand deposits	$2,336,601	$1,177	0.20%
Savings deposits	606,129	111	0.07%
Time deposits	673,833	946	0.56%
Total interest bearing deposits	3,616,563	2,234	0.25%
Repurchase agreements	160,686	52	0.13%
FHLB advances	112,715	359	1.26%
Federal funds purchased	-	-	0.00%
Subordinated debt	94,338	985	4.14%
Jr. subordinated debentures	19,125	137	2.84%
Other borrowings	-	-	0.00%
Total borrowings	386,864	1,533	1.57%
Total interest bearing liabilities	4,003,427	3,767	0.37%

NONINTEREST BEARING LIABILITIES
Demand deposits	1,179,915	Average cost of funds	0.29%
Other liabilities	56,107
Stockholders' equity	627,963

Total liabilities & stockholders' equity	$5,867,412

Net Interest Earnings / Spread		$46,165	3.30%

Impact of Non-Interest Bearing Funds			0.08%

Tax effected yield on interest earning assets			3.38%

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020

Net interest income as reported	$45,496	$42,747	$36,764	$33,440	$32,517
Net interest income, (tax equivalent)	46,165	43,359	37,359	34,040	33,084
Average earning assets	5,396,239	5,380,411	4,769,975	4,238,388	4,113,846
Net interest margin (tax equivalent)	3.38%	3.22%	3.16%	3.17%	3.17%

Common stockholder's equity	$627,225	$616,066	$601,884	$568,228	$561,009
Goodwill and intangibles, net	142,656	139,995	138,606	128,120	129,287
Common shares outstanding	18,083	18,078	18,042	16,741	16,732
Tangible Book Value per common share	$26.80	$26.33	$25.68	$26.29	$25.80

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data, unaudited)

	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Adjusted earnings Reconciliation
Net Income - GAAP	$18,326	$12,221	$4,109	$13,569	$11,565
Adjustments (post-tax): (1)
Acquisition ACL on non-PCD assets in provision expense	-	-	9,072	-	-
Branch optimization costs	999	960	-	-	-
Integration and acquisition expenses	348	4,634	2,036	292	69
Total non-recurring adjustments (non-GAAP)	$1,347	$5,595	$11,108	$292	$69

Adjusted earnings - non-GAAP	$19,673	$17,816	$15,217	$13,861	$11,634
Adjusted diluted earnings per share (non-GAAP)	$1.08	$0.98	$0.88	$0.83	$0.69

Efficiency Ratio Reconciliation
Noninterest expense - GAAP	$36,321	$46,013	$37,600	$30,331	$26,927
Other real estate owned property income (expense)	(242)	(751)	(78)	20	(110)
Amortization of intangibles	(1,414)	(1,295)	(1,220)	(1,200)	(1,277)
Branch optimization costs	(1,265)	(1,215)	-	-	-
integration and acquisition expenses	(440)	(5,866)	(2,578)	(369)	(87)
Adjusted noninterest expense (non-GAAP)	$32,960	$36,886	$33,724	$28,782	$25,453

Net interest income -GAAP	$45,496	$42,747	$36,764	$33,440	$32,517
Effect of tax-exempt income (1)	669	612	595	601	566
Adjusted net interest income (non-GAAP)	$46,165	$43,359	$37,359	$34,041	$33,083

Noninterest income - GAAP	$16,359	$18,284	$17,749	$15,547	$13,578
Gain on sales of investment securities, net	(11)	(73)	(4)	(193)	(95)
Adjusted noninterest income (non-GAAP)	$16,348	$18,211	$17,745	$15,354	$13,483

Adjusted total revenue (non-GAAP)	$62,513	$61,570	$55,104	$49,395	$46,566

Efficiency ratio (non-GAAP)	52.73%	59.91%	61.20%	58.27%	54.66%

(1) Nonrecurring items (post-tax) and tax-exempt income are calculated using an estimated effective tax rate of 21%.